Exhibit 5.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 22, 2021, with respect to the consolidated statements of financial position as at December 31, 2020, December 31, 2019 and January 1, 2019, and the related consolidated statements of income (loss) and comprehensive income (loss), cash flows and changes in equity for each of the years in the two year period ended December 31, 2020 and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

Chartered Professional Accountants

September 24, 2021

Vancouver, Canada

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